Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS

DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT (the Agreement) dated as of August 22, 2018, by and between Trustees of Boston University (the University) and Viracta Therapeutics, Inc. (f.k.a. HemaQuest Pharmaceuticals, Inc.; f.k.a.HemaGenex Pharmaceuticals, Inc.) (as further defined herein, Licensee) Each of University and Licensee a “Party,” together the “Parties”.

WHEREAS, the University is the assignee from Inventors of their right title and interest in the Patent Rights and Technology (as each is defined herein) and desires to promote the public interest by granting a license thereto; and

WHEREAS, Licensee desires to obtain a license to use and practice the Patent Rights and Technology to develop, produce, market and sell products;

WHEREAS, University entered into a license agreement with HemaGenex Pharmaceuticals, Inc., effective October 9, 2007, which agreement was amended by the FIRST AMENDMENT TO LICENSE AGREEMENT with HemaQuest Pharmaceuticals, Inc. (f.k.a.HemaGenex Pharmaceuticals, Inc.), effective April 3, 2009; further amended by the SECOND AMENDMENT TO LICENSE AGREEMENT with HemaQuest Pharmaceuticals, Inc., effective June 24, 2011; and further amended by the THIRD AMENDMENT TO LICENSE AGREEMENT with HemaQuest Pharmaceuticals, Inc., effective November 30, 2012;

WHEREAS, University and Licensee seek to amend and restate all prior agreements between the Parties in this Agreement, to supersede all prior agreements and amendments between the Parties.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, University and Licensee hereby agree as follows:

ARTICLE I. DEFINITIONS.

1.01 Capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1 annexed hereto.

ARTICLE II. LICENSE.

2.01 Grant. Subject to all of the terms and conditions of this Agreement and the Government Rights, the University hereby grants to Licensee a right and license (a) to make, have made, use, lease, offer to sell, sell and import Licensed Products and Licensed Processes, (b) to practice Licensed Processes and (c) to use the Technology, in each case (i) directly or by sublicense (subject to Section 2.03 hereof) and (ii) in the Field of Use within the Territory during the Term.

2.02 Exclusivity. Subject to the Noncommercial Rights and the Government Rights, which are expressly reserved, the licenses granted under Sections 2.01 (a) and 2.01 (b) hereof of the University’s rights shall be exclusive during the Exclusive Period, and thereafter shall be non-exclusive. The license granted under Section 2.01(c) hereof shall be non-exclusive.

2.03 Sublicenses. The right of Licensee (and of any Sublicensee having the right to grant further Sublicenses) to enter into Sublicenses is subject to the following:

(a)

Obligations To University. Any Sublicense shall specify that it is subject to this Agreement and that Sublicensee shall agree to be bound directly to the University in respect of all obligations to the University set forth in Sections 2.03, 2.04, and 2.05,Sections 5.01, 5.03 and 5.05, Sections 6.01, 6.02, and 6.03, ARTICLE VII, ARTICLE VIII AND ARTICLE IX.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Copy To University. A copy of each Sublicense and each amendment thereto or waiver issued in connection therewith shall be sent to the University promptly upon execution by the parties thereto;

(c)

Consideration. Any non-cash consideration for any Sublicense from any Sublicensee in lieu of cash payments shall be valued at fair market value as agreed by the parties. If the parties fail to agree within [***] days after the request by either of them to negotiate an agreement, the matter will be resolved in accordance with Article X;

(d)

No Waivers. Without the prior written consent of the University, Licensee shall not waive any default or breach under any exclusive Sublicense if such waiver would result in a reduction of payments that would otherwise be due to University hereunder; and

(e)

Termination. Any Sublicense shall specify that in the event of termination of this Agreement, all obligations of the Sublicensee, including the payment of royalties specific in the Sublicense, will transfer to the University or its designee.

2.04 Noncommercial Rights. University reserves the right (a) to use the Technology, (b) to make, have made, use, lease, offer to transfer and transfer to others Licensed Products for non-commercial use and (c) to develop and practice Licensed Processes, in each case (i) directly or by sublicense to an academic or non-profit research Entity, (ii) only for noncommercial research purposes or for educational purposes, (iii) worldwide, including without limitation, in the Territory, and (iv) in any field of use, including without limitation, in the Field of Use (collectively, Noncommercial Rights).

2.05 Other Rights. The license granted in this Agreement shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise (a) to any technology, other than Technology, not specifically set forth in the Patent List or (b) beyond such rights as are expressly set forth herein.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE III. DUE DILIGENCE

3.01 Licensee Representations. Licensee represents and warrants to and covenants with University that:

(a)

Business Plan. Licensee intends to use commercially reasonable efforts to commercialize at least one Licensed Product and will provide to the University a copy of its most recent Business Plan within [***] days after the Effective Date;

(b)

Organization & Power. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement;

(c)

Authorization. The execution, delivery and performance by Licensee of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Licensee and do not conflict with or cause a default with respect to Licensee’s obligations under any other agreement;

(d)	Execution & Delivery. This Agreement has been duly executed and delivered by the Licensee; and

(e)

Insurance. Prior to commencement of any clinical trial of a Licensed Product or Licensed Process, License will obtain the insurance coverage required pursuant to Section 7.03 and present to University proof of coverage as provided in Section 7.03.

3.02 Commercially Reasonable Efforts. Licensee shall use commercially reasonable efforts to bring at least one Licensed Product to market in the United States and throughout the Territory through a diligent program for exploiting the Patent Rights and shall, throughout the Term, use commercially reasonable efforts to continue development and marketing efforts with respect to the Licensed Products, in each case consistent with reasonable business practices and judgments, it being acknowledged by the University that Licensee shall be free to introduce Licensed Products sequentially in various parts of the Territory in the exercise of its commercial judgment and that it may not be economically reasonable to introduce Licensed Products in some countries.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.03 Milestones. Licensee shall use commercially reasonable efforts to meet or accomplish each of the Milestones by its Milestone Date and shall notify the University in writing when each Milestone is met.

3.04 Material Breach. Breach of any provision of this ARTICLE III is a material breach of this Agreement.

ARTICLE IV. ROYALTIES & PAYMENTS

4.01 Royalties. In consideration for the licenses granted under this Agreement, Licensee shall pay all of the following royalties (collectively, the Royalties) to the University:

(a)

Minimum Royalty Amounts. Minimum Royalty Amounts due before the Effective Date are paid in full. After the Effective Date, on or before January 10 of each year designated in the Term Sheet under the heading Minimum Royalty Amount, during the Exclusive period, Licensee shall pay to the University the Minimum Royalty Amount in respect of such calendar year. For the avoidance of doubt, upon execution of this License Agreement, monies owed by the Licensee to the University, pursuant to past Minimum Royalty Amounts, will be considered paid in full, including all accrued interest charges;

(b)

Running Royalties. Within [***] days after the end of each calendar quarter during the Term, Licensee shall pay to the University an amount equal to the Running Royalty Amount for such quarter; provided that Minimum Royalty Amounts actually paid in respect of any calendar year and not previously credited against Lump Sum Shares or prior Running Royalty Amounts due in such calendar year shall be credited against Running Royalty Amounts payable in respect of such calendar year;

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)

Sublicense Lump Sums. Within [***] days after the end of any calendar quarter in which Licensee receives any payment from a Sublicensee under any Sublicense that constitutes a Lump Sum payment, Licensee shall pay an amount equal to the Lump Sum Percentage multiplied by such Lump Sum payment (Lump Sum Share); provided that Minimum Royalty Amounts actually paid in respect of any calendar year and not previously credited against Running Royalty Amounts or prior Lump Sum Shares due in such calendar year shall be credited against Lump Sum Shares payable in respect of such calendar year.

4.02 Research Support. Subject to the approval of the relevant Sublicensee, Licensee shall make a good faith effort to subcontract with the University or Boston Medical Center Corporation, as appropriate, in connection with each contract for Research Support entered into with any Sublicensee so that an amount equal to the product of the Research Support Percentage multiplied by the total amount of Research Support payable by the Sublicensee under each such contract shall be paid to the University or to Boston Medical Center Corporation as Research Support for specific scientific research, both laboratory-based and clinically-based, performed by the University or Boston Medical Center Corporation.

4.03 Equity. Licensee shall issue equity to the University in the amounts and upon the terms set forth in the Share Exchange Agreement. Execution and delivery of the Share Exchange Agreement is a condition to and shall occur contemporaneously with the execution and delivery of this Agreement. Licensee has delivered to University a copy of its capitalization table in a form reasonably acceptable to University and complete as of the Effective Date and reflecting the issuance of equity specified in the Term Sheet.

4.04 Payments. All payments due under this Agreement shall be paid (a) in full without deduction of exchange, collection, taxes or other fees that may be imposed by any government, other than tax withholding as may be required by applicable law, and (b) in United States dollars in Boston, Massachusetts or at such other place as the

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University may designate consistent with applicable law. Currency conversions shall be made by reference to the prevailing exchange rate for bank transfers from the foreign currency to U.S. Dollars, as quoted at the Bank of America or its successor on the last business day of the calendar quarter immediately preceding the payment due date. If by law, regulation or fiscal policy of any country, conversion from that country’s currency into U.S. dollars is restricted or forbidden, written notice thereof shall be given to the University and payment of amounts from that country shall be made through such lawful means as the University shall designate, including, without limitation, deposit of local currency in such recognized banking institution as the University shall designate. When in any country the law or regulation prohibits both the transmittal and the deposit of royalties on sales in that country, royalty payments from that country will be suspended for as long as the prohibition is in effect and, as soon as the prohibition ceases, all royalties that Licensee or its Sublicensees would have been obligated to pay, but for the prohibition, will promptly be deposited or transmitted, as the case may be, to the extent then allowed.

4.05 Interest. All amounts due under this Agreement shall accrue interest from the first day following the due date until paid in full at the annual rate (compounded quarterly) of [***] plus the rate announced as of the due date by Bank of America or its successor in Boston, Massachusetts as its prime rate. Payment of interest shall not foreclose any other right that the University may have as a consequence of late payment.

ARTICLE V. REPORTS, RECORDS & AUDIT

5.01 Books & Records. Licensee shall keep in accordance with generally accepted accounting principles up-to-date, complete, true and accurate books of account in sufficient detail to permit calculation of all amounts due hereunder, including without limitation, copies of all invoices, which shall be properly itemized. Such books of account shall be maintained at Licensee’s principal place of business (or at its election, the principal place of business of the division of Licensee to which this Agreement relates) and Licensee shall inform the University in writing of the location of such books and records within [***] business days of a request for such location.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.02 Reports.

(a)

Within [***] days after the end of each calendar half-year ending June 30 or December 31 during the Term (without regard to whether any payments are due to the University in respect of such quarter), Licensee shall deliver to the University, a complete and accurate report which shall contain the following:

(i) [***];

(ii) [***]; and

(iii) [***] .

(b)

Only after the first commercial sale or lease by Licensee or a Sublicensee of a Licensed Product or a Licensed Process, within [***] days after the end of each calendar quarter during the Term (without regard to whether any payments are due to the University in respect of such quarter), Licensee shall deliver to the University, a complete and accurate report which shall contain the following:

(i) [***];

(ii) [***];

(iii) [***]; and

(iv) [***] .

5.03 Annual Reports. Within [***] days after the end of Licensee’s Fiscal Year, Licensee shall provide to the University a copy of its financial statements for such year, certified as to their completeness and accuracy on behalf of Licensee by Licensee’s chief financial officer or as to their conformity to generally accepted accounting principles by an independent accounting firm. Licensee shall also provide to the University written evidence of the annual renewal of insurance within [***] days of such renewal. Notwithstanding the foregoing, the obligations contained in this Section 5.03 shall terminate upon the consummation of the Licensee’s Initial Public Offering and shall not apply to any Sublicensee whose stock is publicly traded.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.04 Other Reports. Promptly upon written request of the University or as otherwise required by the Terms of this Agreement, the Licensee shall provide to the University any annual report to stockholders of Licensee or (b) any Licensee Business Plan or material revision thereof prepared by Licensee for distribution to its stockholders.

5.05 Audit. The University may, upon [***] days written notice specifying any time of day during Licensee’s business hours, audit Licensee’s books and records at Licensee’s place of business for the purpose of verifying Licensee’s reports and compliance by Licensee in all other respects with this Agreement. If any audit identifies an underpayment by Licensee, Licensee shall promptly pay the underpayment to University, including interest as provided for in Section 4.05, unless Licensee disputes the alleged underpayment in good faith, in which event the matter shall be resolved in accordance with Section 10.01. If any audit identifies an overpayment by Licensee, Licensee shall deduct such overpayment from the next payments due University until such overpayment has been recovered by Licensee. If any audit leads to the discovery of an underpayment in respect of any calendar year of more than [***] between amounts due in respect of such year and amounts reported to be due by Licensee in its quarterly reports for such year or otherwise reveals a previously undisclosed material breach of this Agreement, Licensee shall, within [***] days after written notice from the University, reimburse the University for all of its costs related to the audit. Otherwise, any audit shall be at the University’s expense. Any audit conducted pursuant to this Section shall be conducted by an independent auditor selected by University and reasonably acceptable to the Licensee, who shall sign a confidentiality agreement with Licensee and shall report to the University only its conclusions.

ARTICLE VI. REGULATORY MATTERS & PATENT COSTS

6.01 United States Manufacture. To the extent required by applicable law, Licensed Products leased or sold by Licensee or any Sublicensee in the United States shall be manufactured substantially in the United States.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.02 Export Control. Licensee shall comply with all applicable laws and regulations. It is understood that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling both actual and deemed exports, including the Export Administration Regulations of the United States Department of Commerce, the International Traffic in Arms Regulations of the Department of State, and the Office of Foreign Assets Control of the Department of Treasury. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee, and that it will defend, indemnify and hold University harmless in the event of any legal action of any nature occasioned by such violation.

6.03 Compliance & Marking. Licensee shall comply and shall require its Sublicensees to comply with all applicable laws and regulations concerning the manufacture (including without limitation, if applicable, Good Manufacturing Practices set forth by the United States Food and Drug Administration), marking, marketing and safety of all Licensed Products. Without limiting the foregoing, all Licensed Products sold, leased or shipped in, through or to (a) the United States shall be marked with all applicable patent numbers and (b) any other country, shall be marked in conformity with all of the laws and regulations of such country.

6.04 Patent Filings. Licensee shall, using patent attorneys selected by it and approved by the University, apply for, seek issuance of and maintain the Patent Rights in the University’s name and in accordance with the Boston University Medical Center Patent Policy, where applicable, during the Term in the United States and in the Core Countries and such other countries as are agreed to by the Parties in writing or as Licensee may determine, all at Licensee’s expense; provided that (a) Licensee shall cooperate with the University in such prosecution, filing and maintenance; and (b) University and its patent

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

counsel shall be given at least [***] days to advise and comment upon such filings and actions as are undertaken by Licensee. Licensee may, in its discretion, decline to apply for, prosecute or maintain any Patent Rights in any country, but shall give timely notice to University of any such determination, whereupon University may undertake such action, in the name and on behalf of the University, at the expense of Licensee as set forth in Section 6.05. The University agrees to cooperate with Licensee as reasonably necessary to permit Licensee to be able to prosecute or maintain any Patent Rights.

6.05 Patent Costs. On the date hereof and on the first, second and third anniversaries thereof, Licensee shall reimburse the University for its Prior Patent Costs incurred to date, in the amounts set forth on the Term Sheet. After the Effective Date, the University shall deliver to Licensee additional invoices as they are incurred (each a Patent Cost Invoice). After the Effective Date, Licensee shall, within [***] days after the receipt of a Patent Cost Invoice, reimburse the University in the full amount of such Patent Costs set forth in the applicable Patent Cost Invoice, unless Licensee disputes such patent costs in good faith, in which event Licensee shall pay the undisputed amount and the dispute shall be resolved in accordance with Section 10.01. Overdue undisputed amounts shall accrue interest pursuant to Section 4.05. Licensee may decline payment of Patent Costs by giving [***] days written notice in advance of the University incurring such costs, whereupon Licensee’s right to benefit from the applications or patents affected by such Patent Costs shall terminate, including but not limited to, the deletion of such patent from the Patent List and the termination of the license granted with respect to such patent.

ARTICLE VII. WARRANTIES, LIMITATIONS & INDEMNIFICATION

7.01 University Limitation. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE OR WITH RESPECT TO (1) THE SCOPE

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OR VALIDITY OF ANY OF THE PATENT RIGHTS; (2) WHETHER THE PATENT RIGHTS OR TECHNOLOGY MAY BE EXPLOITED BY LICENSEE OR ANY SUBLICENSEE WITHOUT INFRINGING THE RIGHTS (INCLUDING PATENT RIGHTS) OF OTHERS; OR (3) THE RESULTS TO BE OBTAINED BY USE OF THE PATENT RIGHTS, THE TECHNOLOGY, THE LICENSED PRODUCTS OR THE LICENSED PROCESSES. THE PATENT RIGHTS AND THE TECHNOLOGY ARE DELIVERED “AS IS” IN EVERY RESPECT.

The University makes no representations, express or implied, concerning title to or the validity or enforceability of any of the Patent Rights, including whether the appropriate inventors have been named or whether assignments of rights are valid or enforceable. Licensee has conducted its own, independent due diligence. Licensee does not rely and no third-party shall rely on any information or advice provided by the University or its representatives concerning Patent Rights.

7.02 Indemnification. Licensee shall at all times during the Term and thereafter, defend and hold the University, its trustees, officers, employees, agents and affiliates (together, Indemnitees) harmless from and against all claims, suits, demands, liability and expenses, including legal expenses and reasonable attorneys’ fees, arising out of (a) the death of or injury to any person or persons, (b) damage to property, or (c) any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from (i) the design, production, manufacture, shipping, handling, use (in commerce or otherwise), sale, lease, consumption, promotion or advertisement of the Licensed Products or the Licensed Processes or any product, service or process relating to or developed under this Agreement or with the Technology or the Patent Rights or (ii) any obligation or activity of Licensee under this Agreement or of any Sublicensee under any Sublicense. Licensee’s obligation under this Section 7.02 shall apply without regard to whether any liability is attributable to Licensee’s or Sublicensee’s negligence.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.03 Insurance.

(a)

Scope & Expense. Licensee shall procure and shall maintain in full force and effect commercial general liability insurance policies that protect and name the Indemnitees as an additional insureds. Coverage shall be no less than [***] per incident and [***] in annual aggregate. Coverage shall include product liability and contractual liability for Licensee’s indemnification obligations under Section 7.02. If the product liability insurance is not for occurrence liability coverage, Licensee shall maintain commercial general liability insurance for not less than [***] years after it has ceased commercial distribution or use of any Licensed Product or Licensed Processes.

(b)

Notice & Cancellation. Licensee shall provide the University with written evidence of such insurance upon issuance and upon each annual renewal. Licensee shall give the University at least [***] days written notice prior to any cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such [***] day period, the University may terminate this Agreement without notice or any additional cure or waiting period.

7.04 University Liability. The University’s total liability for any cause of action arising in connection with this Agreement or the transactions contemplated by this Agreement, and regardless of the form of action, whether in contract or in tort, including negligence, or otherwise shall be limited to one hundred percent (100%) of the amounts paid to the University under Section 4.01. Licensee waives and disclaims (and shall cause all Sublicensees to waive and disclaim) any right to recover any damages in the aggregate in excess of such amount from the University, including but not limited to, any lost or anticipated profits or savings, or any incidental, intangible, exemplary, punitive, special or consequential damages, regardless of the form of action, whether in contract or in tort, including negligence, or otherwise and whether or not the University was advised of the possibility or likelihood of such damages.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE VIII. INFRINGEMENT

8.01 Notice. Each Party shall notify the other party promptly in writing of any alleged infringement of the Patent Rights by a third party of which it becomes aware and shall provide any available evidence thereof.

8.02 Prosecution by Licensee.

(a)

Procedure. Licensee shall have the right, at its sole discretion, to prosecute, at its own expense, any alleged infringements of the Patent Rights. The University agrees to allow the Licensee to include the University, at the Licensee’s expense, as a party plaintiff in any suit brought with respect to infringement alleged to have occurred within the Territory and Field of Use. The University shall have the right to participate in any action, at the University’s expense, provided that if a single counsel or law firm represents both the University and Licensee, then Licensee shall bear the full expense of such counsel or law firm. The Licensee agrees to consult with counsel for the University on any significant matters related to the litigation. Notwithstanding anything in the foregoing to the contrary, no settlement, consent judgment or other voluntarily final disposition of any such suit may be entered into without the consent of the University, which consent shall not be unreasonably withheld, except that Licensee may, without consent, grant sublicenses in accordance with Section 2.03 hereof. Licensee shall indemnify the University against any order for any costs that may be made against the University in such proceedings.

(b)

Damages. In the event that Licensee undertakes litigation pursuant to Section 8.02 (a) for the enforcement of Patent Rights, any recovery of monetary damages by Licensee for each suit shall be applied as follows: (a) first, on a pro rata basis, to Licensee and University to reimburse Licensee and University for the expenses of the litigation or suit, including reasonable attorneys’ fees, (b) then, to the University in an amount equal to the Lump Sum Percentage that would be applicable if the payment were made as a Lump Sum under a sublicense executed on the date of the payment of the recovery, multiplied by the balance of any recovery, and (c) then, the balance to Licensee.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.03 Prosecution By University.

(a)

Procedure. If the Licensee, within [***] months after having been notified of any alleged infringement, shall have been unsuccessful in negotiating with the alleged infringer to cease and desist such infringement and shall not have brought an infringement action (or shall not have defended against any material counterclaim), or if the Licensee shall notify the University at any time prior thereto of its intention not to bring suit against any alleged material infringer in the Territory for the Field of Use, then, and in those events only, the University shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement of the Patent Rights in the Territory for the Field of Use. In such circumstances, and provided that the license granted pursuant to Section 2.01 (a) and (b) shall remain in force, the University shall name the Licensee as a party plaintiff if necessary for the prosecution of the infringement suit. Licensee shall have the right to participate in any action at its own expense. Notwithstanding anything in the foregoing to the contrary, no settlement, consent judgment or other voluntarily final disposition of any such suit may be entered into without the consent of the Licensee, which consent shall not be unreasonably withheld.

(b)

Damages. In the event that University undertakes litigation pursuant to Section (a) for the enforcement of Patent Rights, any recovery of monetary damages by University for each suit shall be applied as follows: (a) first, on a prorata basis, to Licensee and University to reimburse Licensee and University for the expenses of the litigation or suit, including reasonable attorneys’ fees, and (b) the balance to the University.

8.03 Actions Against Licensee or University. In the event that an action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against the University or against Licensee (whether as an independent action or as a counterclaim of a suit filed by Licensee), the University, at its sole option, shall have the right, within [***] days after the commencement of such action, to take or regain control of the action

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at its own expense; provided, that in the event of a counterclaim, the University’s right to control shall only apply to the counterclaim. If the University shall determine not to exercise this right, Licensee may take over or remain as lead counsel for the action at Licensee’s sole expense, with any settlement or recovery subject to the approval provisions of Section 8.02 (a) and allocation provisions of Section 8.02 (b); provided that the University shall have the right to refuse, in its sole discretion, to accept any settlement offer that would result in the lessening or weakening of any Patent Rights.

8.04 Cooperation. In any infringement suit, each party shall, at the other party’s request, provide reasonable cooperation and assistance, at the requesting party’s expense, as may be reasonably necessary for the suit. Each party agrees to make available relevant records, papers, information, samples and specimens, as well as to have its employees testify upon request, except as prohibited by law.

8.05 Sublicense Settlements. In the event that the Licensee shall elect to grant a Sublicense to any alleged infringer in the Territory for the Field of Use for future use of the Patent Rights or Technology, [***] .

ARTICLE IX. TERMINATION

9.01 Patent License. Unless earlier terminated as provided for in this Agreement, the license granted pursuant to Section 2.01 for Patent-Based Products and Patent-Based Processes will continue in each country for the longer of: (a) the expiration or termination of the last to expire or terminate Patent Rights upon which the Patent-Based Products and Patent-Based Processes are based and (b) ten years from first commercial sale of Patent-Based Products and Patent-Based Processes, on a product-by-product and country-by-country basis.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.02 Technology License. Unless earlier terminated as provided for in this Agreement, the license granted pursuant to Section 2.01 for Technology-Based Products and Technology-Based Processes will be perpetual. The royalty payments due pursuant to Section 4.01 (b) above with respect to the Technology License shall continue for ten years from the date of first commercial sale on a product-by-product and country-by- country basis and thereafter shall be fully paid up and no further amounts shall be due.

9.03 Early Termination. Notwithstanding the foregoing, all licenses granted pursuant to Section 2.01 and this Agreement shall terminate as follows:

(a)

Material Breach. If Licensee materially breaches this Agreement, fails to account for or pay Royalties as provided in this Agreement, or fails to meet any Milestone as set forth on Schedule 2, the University shall have the right, at its election, to terminate (i) the Exclusive Period; (ii) any or all licenses granted by the University under this Agreement (including the right to sublicense); or (iii) this Agreement in its entirety, including all licenses granted by the University under this Agreement upon [***] days prior written notice providing reasonable details of the alleged breach, subject to the survival of the obligations set forth in Section 9.06 and subject to the following sentence. Notwithstanding the foregoing, this Agreement and all such licenses shall continue in full force and effect if Licensee (i) shall cure a breach or default relating to the payment of Royalties within [***] days after receipt of notice as aforesaid, or (ii) shall cure any other breach within [***] days after receipt of notice as aforesaid, or if Licensee has commenced cure within such [***] day period and thereafter diligently pursues such cure, such additional time as may be needed to complete the cure.

(b)

Insolvency, Etc. If Licensee shall file a petition in bankruptcy or if an involuntary petition shall be filed against Licensee and such petition shall not be dismissed within [***] days, or if Licensee shall admit its inability to pay its debts when due, or if a receiver or a guardian shall be appointed for Licensee, then this Agreement and all licenses granted by the University under this Agreement shall immediately terminate.

(c)

Challenge to Validity of Patent Rights. If Licensee shall file a lawsuit challenging the validity or enforceability of any of the Patent Rights, the University shall have the right to terminate this Agreement immediately.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.04 Accrued Obligations. Upon termination of this Agreement for any reason, each party shall remain liable for those obligations which came into existence prior to the effective date of the termination including, without limitation, payment of accrued Royalties, Patent Costs and the recovery from any litigation pursuant to Section 8.02 (b), 8.03 (b) or 8.04. Licensee may, for a period of no longer than [***] after the effective date of the termination of this Agreement, complete any or all Licensed Products that it can demonstrate were in the process of manufacture on the effective date of the termination and sell any and all Licensed Products that it can demonstrate were in the process of manufacture or in inventory on the date of termination; provided that Licensee shall remain obligated to pay any applicable Royalties thereon as provided in this Agreement. Within [***] days after a written request by the University, Licensee shall provide the University with an accounting of Licensed Products then on hand and in process and its best estimate of when within the [***] period such sales of Licensed Products will conclude.

9.05 Information. Upon termination of this Agreement for any reason, Licensee shall, promptly upon written request by the University, make available to the University, at the University’s sole option, the rights to use or license all Information then in Licensee’s possession that is relevant to the commercialization of Licensed Products.

9.06 Survival. The obligations set forth in Sections 6.01, 6.02 and 6.03, ARTICLE VII, Sections 9.04, 9.05 and 9.06, ARTICLE X, Sections11.01, 11.06, 11.07 and 11.13, together with Section 1.01 and Schedule 1 to the extent the terms defined therein are used in the foregoing Sections and Articles, shall survive the termination of this Agreement.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE X. DISPUTE RESOLUTION

10.01 Mediation. In the event of any dispute arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, representatives designated by each party shall meet at the University or confer by conference call within one week of a written request by either party, and attempt to amicably resolve the dispute. If the dispute is not resolved by such efforts within thirty (30) days after such meeting or conference call, the parties shall refer the matter to non- binding mediation in Boston, the costs of which will be shared equally. In the event that such dispute is not amicably resolved by such non-binding mediation, then the parties may, at their option, agree to arbitrate or unilaterally employ civil litigation or any other dispute resolution mechanism available to them.

10.02 Injunctive Remedies. Notwithstanding the mediation provisions of Section 10.01 above, the parties acknowledge and agree that, in the event of a breach or a threatened breach by either party of Section 11.01 hereof, the other party may suffer irreparable damage for which it will have no adequate remedy at law and, accordingly, shall be entitled immediately to seek injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without having first complied with the provisions of Section 10.01, and without the necessity of posting any bond or surety, in addition to any other remedy it might have at law or at equity.

10.03 Governing Law. The validity, interpretation, performance and enforcement of this Agreement, and all rights and obligations of the parties shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its rules concerning conflicts of laws.

10.04 Exclusive Venue; Consent to Jurisdiction. Any action, suit or other proceeding pursuant to, arising under, or concerning this Agreement or the transactions contemplated hereby shall be brought exclusively in any court of competent jurisdiction in Suffolk County, Commonwealth of Massachusetts. The parties agree to take any and all necessary or appropriate action to submit to the exclusive jurisdiction of any such court. In any such action, suit or proceeding, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with that action, suit or proceeding, in addition to any other relief to which such party may be entitled.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XI. GENERAL PROVISIONS

11.01 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps, but no less than the steps it takes to keep its own Confidential Information confidential, to prevent disclosure of the other party’s Confidential Information; provided that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate to obtain from any governmental agency any necessary approval or license or to obtain patents that are to be included in Patent Rights.

11.02 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of the party granting the waiver. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

11.03 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between the University and Licensee do not constitute a partnership, joint venture, agency or contract of employment between them.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.04 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Licensee may assign this Agreement and its rights and obligations hereunder without consent to any Affiliate or in connection with a merger, consolidation or sale of substantially all of the assets or stock of Licensee, provided that the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement. Licensee shall give the University thirty (30) days notice to any proposed assignment.

11.05 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i) Use of Names. Except as required by applicable law or regulation, neither party shall use the name of the other party or any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used; provided that (i) Licensee may state (and upon request by University shall state in all advertising, promotional or sales literature and publicity for a period of up to [***] years from the Effective Date) that Licensed Products are based on research originally carried out at Boston University and that it is licensed by the University under the Patent Rights; and (ii) Licensee may, without prior approval, state that Licensee and University are parties to this Agreement and describe the subject matter hereof and the results of its use of the Patent Rights and Technology. Licensee may make reference to publications authored or co-authored by the inventor(s). Licensee shall submit to the University for review any references to Licensed Products, this Agreement, the University or the inventors in submissions required by the Securities and Exchange Commission or any stock exchange or market system on which its shares are listed or being considered for listing and shall give good faith consideration to any comments of University given to Licensee within [***] days of such submission. For the University and its officers, employees and students, such approval shall be obtained from the Director of the University’s Office of Technology Transfer or its successor. In addition, the University may disclose the name of Licensee in publications by the University. Licensee and University agree that they will jointly make an initial announcement about the existence of this agreement.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.06 Notices. All communications hereunder shall be in writing and shall be sent to the addresses set forth below, or such other address as either party may specify by notice sent in accordance with this Section:

If to the University:

Boston University

Office of Technology Development

53 Bay State Road

Boston, MA 02215

Attention: Director, Office of Technology Transfer

with a copy to:

Boston University

Office of the General Counsel

125 Bay State Road

Boston, MA 02115

Attention: General Counsel

If to Licensee

To the Licensee Notice Address set forth in the Term Sheet.

All notices shall be deemed to have been given: (a) when delivered by hand, if personally delivered; (b) five business days after being deposited in the mail, postage prepaid, certified mail, return receipt requested, if mailed; or (c) on the next business day, if timely delivered to a nationally recognized air courier guaranteeing overnight delivery and providing evidence of receipt.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.07 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision that is as similar as possible in substance to the invalid, illegal or unenforceable provision.

11.08 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

11.10 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof.

11.11 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

11.12 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements, whether oral or otherwise, between such parties not contained herein or incorporated herein by reference shall be of any force or effect.

11.13 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against either of them.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

TRUSTEES OF BOSTON UNIVERSITY	VIRACTA THERAPEUTICS, INC.
(UNIVERSITY)	(LICENSEE)

/s/ Martin J. Howard	/s/ Ivor Royston
By: Martin J. Howard	By: Ivor Royston
Title: Treasurer	Title: Chief Executive Officer

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1

Definitions

When used as capitalized terms in the License Agreement to which this Schedule 1 is attached, the following terms shall have the respective meanings set forth below:

Affiliate means with respect to any person or Entity, any other person or Entity that controls, is controlled by or is under common control with the specified person or Entity. As used in this definition, the term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract or otherwise.

Agreement means the license agreement to which this Schedule 1 is attached, together with all Schedules and Exhibits annexed thereto, as the same shall be modified and in effect from time to time.

Business Plan means a document outlining Licensee’s plans as to projected development and marketing of Licensed Products.

Claim means (i) any issued, unexpired, valid claim contained in the Patent Rights or (ii) any pending claim contained in a patent application that is part of the Patent Rights that has been pending for less than seven (7) years from the filing date of the initial patent application from which it arose. For purposes of this definition, valid claim means any claim of an issued and unexpired patent that shall not have been revoked or abandoned or held unenforceable or invalid in a final decision rendered by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time limit for appeal, or that has not been rendered unenforceable through disclaimer, denied or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise, and is not lost through an interference proceeding.

Confidential Information means all information and data provided by the parties to each other hereunder in written or other tangible medium and marked as confidential, or if disclosed orally, confirmed in writing within thirty (30) days after disclosure, except any portion thereof which:

(a)	is known to the receiving party, as evidenced by the receiving party’s written record, before receipt thereof under this Agreement;

(b)	is disclosed to the receiving party by a third person who has a right to make such disclosure; or

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)	is or becomes generally known in the trade through no fault of the receiving party.

(d)	is independently developed by or for the receiving party without reference to or use of any Confidential Information of the disclosing party as demonstrated by contemporaneous written documentation.

Core Countries means member states of the European Patent Organization, Canada, Australia and Japan

Current Market Value means, as to any issuance of equity by Licensee in connection with a Sublicense, (i) if there is no public market for Licensee’s securities as of the date of the issuance, [***] of the then most recent per-share price that was paid in a substantial transaction by a bona fide third party in respect of Licensee equity and (ii) if the issuance is Licensee’s initial public offering, the offering price of such securities to the public and (iii) otherwise, the ten (10) (business) day average of (A) the closing prices for such securities on any exchange for which such securities are listed or (B) the average of the bid and ask prices of the securities in the Over the Counter Summary, in either case as published in the Wall Street Journal for the ten (10) business days prior to the earlier of (1) the date the investment is made and (2) the day before the first public disclosure of the investment on any major news or financial wire service.

Effective Date means the date that this Agreement is signed by the last Party to sign below.

Entity means any corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership or other legal entity or organization.

Exclusive Period means the Term of the licenses granted pursuant to Sections 2.01 (a) and 2.01 (b), unless earlier terminated by the University pursuant to Section 9.03 (a).

Field of Use has the meaning specified in the Term Sheet.

Government Rights means the rights of the United States of America, as set forth in Public Laws 96-517 and 98-620 (35 U.S.C. §200 et seq.) or any successor thereto, as well as federal regulations promulgated thereunder, all as modified and in effect from time to time.

Indemnitee has the meaning specified in Section 7.02.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Information means research results, toxicology data, assays, preclinical data, prototypes, mask works, manufacturing processes including cell lines and unused, unexpired amounts of Licensed Products, clinical results, regulatory submissions, approvals and licenses, product licenses, customer lists, papers, photographs, computer programs and databases, manuals, prototypes, models, plans, drawings, designs, formulations, specifications, methods, techniques, shop-practices, formulas, supplier lists, engineering information, price lists, costing information, accounting and financial data, profit margin, marketing and sales data, and strategic plans related to the Patent Rights.

Initial Public Offering means the first underwritten public offering of Common Stock of the Licensee for the account of the Licensee registered under the Securities Act of 1933, as amended.

Kit means any combination package of products or kit, in either case containing both Licensed Products and Kitted Products.

Kit Amount means the dollar amount billed in respect of any Kit.

Kit Deduction means in respect of any Kit:

(a)	if the Licensed Products and the Kitted Products are also sold separately and can be used separately, [***] ;

(b)	if only the Licensed Products are also sold separately, [***] ;

(c)	otherwise, an amount equal to:

[***] ;

provided that (i) gross price and separate availability of any Licensed Product and Kitted Product shall, for purposes of this definition, be determined by reference to substantial separate sales in the jurisdiction in which the Kit is sold during the calendar quarter in which the Kit Amount is included in Net Sales (at the earliest of invoice, shipment or payment); and (ii) in no event shall the Kit Deduction be more than [***] of the Kit Amount.

Kitted Product means any active product other than Licensed Products included in a Kit.

Licensee means the person or Entity so identified in the preamble to the Agreement, and its Affiliates.

Licensed Process means any Patent-Based Process and any Technology-Based Process.

Licensed Product means any Patent-Based Product and any Technology-Based Product.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensee Fiscal Year has the meaning set forth in the Term Sheet.

Licensee Notice Address means the address so identified in the Term Sheet.

Lump Sum means any amount payable by any Sublicensee to Licensee under a Sublicense, including without limitation, (a) any technology access fee or license issue or maintenance fee or milestone payment; or (b) purchases of equity in Licensee to the extent the amount received in respect of any such equity purchase exceeds [***] of the then Current Market Value of such equity;

provided, that Lump Sum shall not include amounts paid to Licensee as Research Support or any amount in respect of which Licensee pays to the University a Running Royalty or required amounts under Section 4.02 (Research Support).

Lump Sum Percentage has the meaning set forth in the Term Sheet.

Lump Sum Share has the meaning set forth in Section 4.01(c).

Milestone means each of the events so identified in the Term Sheet.

Milestone Date means for any Milestone, the date appearing opposite such Milestone in the Term Sheet.

Minimum Royalty Amount means for (a) any year identified in the Term Sheet under the phrase “Minimum Royalty Amount,” the dollar amount appearing opposite the designation of such year and (b) any year thereafter during the Exclusive Period, an amount equal to the highest Minimum Royalty Amount for any previous year and (c) any year after the termination of the Exclusive Period, zero.

Net Sales means all gross amounts billed to any person or Entity (other than an Affiliate of Licensee or any Sublicensee) by Licensee or any Sublicensee at the earliest of invoice, shipment or payment in respect of Licensed Products and Licensed Processes, without regard to whether the intended use is testing, including, without limitation, all Kit Amounts, less the sum of the following amounts:

(a)	sales and use taxes, tariffs, duties and the like imposed directly and with reference to particular sales or leases; plus

(b)	outbound shipping prepaid or actually allowed; plus

(c)	amounts allowed on credits or returns; plus

(d)	discounts allowed in amounts customary in the trade; plus

(e)	all Kit Deductions.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

provided that (i) no deductions shall be made in respect of (A) commissions paid to salespersons or sales agencies (without regard to whether employed by Licensee or any Sublicensee or engaged as an independent contractor) or (B) the cost of collections; and (ii) solely to the extent necessary to avoid duplicative Royalties, in any case in which Licensee and one or more Sublicensees (a Billing Entity) each accrue what would be Net Sales in respect of the same instance of a Licensed Product or Licensed Process (a Unit), there shall be included in Net Sales only the highest amount billed as among the multiple billings in respect of such Unit and there shall be excluded from Net Sales all billings in respect of such Unit by all other Billing Entities. The proviso set forth in clause (ii) hereof is not intended to exclude multiple billings by any one Billing Entity in respect of the same Unit (and all such multiple billings by each Billing Entity shall be aggregated for the purpose of determining which is the highest Billing Entity in respect of such Unit).

Noncommercial Rights has the meaning set forth in Section 2.04 of the Agreement.

Patent-Based Process means any process that is covered in whole or in part by a Claim in the country in which it is used or practiced.

Patent-Based Products means any product or product part that (a) is covered in whole or in part by a Claim in the country in which it is used, sold or leased or (b) is manufactured by using a Patent-Based Process or (c) is employed to practice a Patent- Based Process.

Patent-Based Royalty Percentage has the meaning set forth in the Term Sheet.

Patent Costs means all fees and expenses, including without limitation, all attorneys fees, patent filing fees, travel costs of University employees to patent examiner interviews and maintenance fees incurred in respect of the Patent Rights and paid by University as of the date such fees and expenses are calculated .

Patent List means Exhibit A annexed hereto as they may be amended and in effect from time to time.

Patent Rights means all of the following University intellectual property:

(a)	all United States patent applications and provisional applications identified in the Patent List;

(b)	all United States patents issued with respect to the applications identified in the Patent List and with respect to divisionals and continuations of these applications;

(c)

claims of United States continuation-in-part applications, and of resulting patents, that are directed to subject matter described in the United States and foreign applications identified in the Patent List.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)

claims of all foreign patent applications, to the extent that the University has any rights therein, and of the resulting patents that are directed to the subject matter described in the United States patents and patent applications described in clauses (a), (b) or (c) hereof; and

(e)	any reissues of United States patents described in (a), (b) or (c) hereof.

Pivotal Trial means (i) a Phase III Clinical Trial, or (ii) a Phase II Clinical Trial intended to be used to seek regulatory approval to sell a Licensed Product or Licensed Process if specified end points are met.

Research Support means amounts provided to enable the recipient to perform specific scientific research.

Research Support Percentage has the meaning set forth in the Term Sheet.

Royalties has the meaning set forth in Section 4.01.

Running Royalty Amount means in respect of any calendar quarter during the Term, the sum of:

(a)	The product of Net Sales of Patent-Based Products and Patent-Based Processes for such quarter times the Patent-Based Royalty Percentage; plus

(b)	The product of Net Sales of Technology-Based Products and Technology- Based Processes for such quarter times the Technology-Based Royalty Percentage;

provided, that (i) no portion of any Net Sales shall be included in the calculations under both clauses (a) and (b) hereof; and (ii) if any portion of any Net Sales could be so double-counted, such portion shall be included only in the calculation under clause (a) hereof.

Share Exchange Agreement means the Share Exchange Agreement to which the University receives an equity interest in the Licensee, a copy of which is attached hereto as Exhibit B.

Sublicense means any license or right granted by Licensee to any person or Entity (and any such license or right granted by such person or Entity to any other person or Entity) (a) to make, have made, use, lease, offer for sale, sell, and import Licensed Products, (b) to practice Licensed Processes or (c) to use the Technology, together with all agreements between the parties related thereto.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Sublicensee means any person or Entity to whom a Sublicense is granted.

Sublicensor means any person or Entity (including without limitation, Licensee) who grants a Sublicense.

Technology means all documented Information of University (without regard to whether it is Confidential Information) that relates to the Patent Rights but is not the subject of Claims in the country where the Licensed Product or Licensed Process based thereon or covered thereby is made, used, sold, leased or imported, including without limitation,

(a)

inventions that are covered by claims in any pending patent application listed in the Patent List that have been pending for more than seven (7) years from the filing date of the initial patent application from which the patent application arose;

(b)

inventions that are the subject of patent applications listed in the Patent List for which patents do not issue or are invalidated (from and after the date a final determination is made from which no further appeal may be taken);

(c)	inventions that directly relate to the Patent Rights but do not infringe a Claim;

(e)	from and after the abandonment of a Claim or after the removal of a patent from the list of Patent Rights, inventions formerly covered thereby; and

(e)	in countries where the parties hereto have agreed that obtaining patent protection is not economically viable, all inventions that directly relate to the Patent Rights

(f)	all relevant INDs, pre-clinical and clinical data related to Licensed Products and Licensed Processes.

provided, that any invention which is or becomes generally known in the trade and may be used without infringement of any valid claim shall not be Technology.

Technology-Based Process means any process covered by or developed using the Technology.

Technology-Based Product means any product or product part that (a) is covered by or developed using any Technology or (b) is manufactured by using any Technology- Based Process or (c) is employed to practice a Technology-Based Process.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Technology-Based Royalty Percentage has the meaning set forth in the Term Sheet.

Term means with respect to any license granted by the University under this Agreement, the period beginning on the Effective Date and terminating on the earlier of (a) the termination of this Agreement pursuant to ARTICLE IX or (b) the termination of such license pursuant to Sections 9.01, 9.02 or 9.03, as appropriate.

Term Sheet means Schedule 2 annexed hereto.

Territory has the meaning specified in the Term Sheet.

University means Trustees of Boston University, a Massachusetts corporation.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 2

Term Sheet

Term Sheet

University Case Numbers:	2011-0023; 2011-0557; 2015-0014

University Case Title:	Methods for Treating Viral Disorders; Methods and Compositions for Treating Viral or Virally-Induced Conditions; Methods for Treating Viral Disorders

Entity Type:	Large

State or Country of Organization:	Delaware

Licensee Fiscal Year:	January 1 — December 31

Licensee Notice Address:	2533 S. Coast Highway 101, Suite 210 Cardiff-by-the-Sea, CA 92007 Attn: Chief Executive Officer

License Issue Fee (Past MRAs Due)	$100,000

Minimum Royalty Amount:

Annually for 2019 and on:	$30,000

Patent-Based Royalty Percentage:	[***]% with respect to sales by Licensee or any Sublicensee [***]

Technology-Based Royalty Percentage:	a. [***]% of Net Sales with respect to sales by Licensee [***] ; b. With respect to sales by Sublicensees, [***] .

- i -

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Lump Sum Percentage:	1. [***]. 2. [***]. 3. [***] .

Research Support Percentage:	[***]%

Field of Use:	All fields

Territory:	Worldwide

Milestones	Date

[***]	[***]

[***]	[***]

[***]	[***]

- ii -

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Equity: (a) Common Stock

Number of Shares:	1,679,186 shares of Series A-1 Preferred Stock

- iii -

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

PATENT LIST

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B

VIRACTA THERAPEUTICS, INC.

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made as of August 22, 2018, by and between Viracta Therapeutics, Inc. (f/k/a Hemaquest Pharmaceuticals, Inc., the “Company”) and the Trustees of Boston University (“Shareholder”).

RECITALS

A. The Company and Shareholder are parties to that certain letter agreement dated May 21, 2014 (the “Letter Agreement”).

B. Shareholder is the holder of 100 shares of Special Preferred Stock of the Company (the “Special Preferred Shares”) and 12,448 shares of Common Stock of the Company (the “Common Shares”).

C. Shareholder has agreed to transfer its Special Preferred Shares for, and the Company has agreed to issue to Shareholder, the Exchange Shares (as defined below).

D. The board of directors of the Company has approved this Agreement and the issuance of the Exchange Shares to Shareholder, conditioned upon the delivery to the Company of satisfactory evidence of the transfer to it of the Special Preferred Shares.

AGREEMENT

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder and the Company agree as follows:

1. AGREEMENT TO EXCHANGE.

1.1 Terms of Exchange. Subject to the terms and conditions hereof:

(a) Shareholder shall, at the Closing (as hereinafter defined), transfer to the Company, and the Company shall accept the transfer from Shareholder of, all Special Preferred Shares held by such Shareholder, free and clear of all liens and encumbrances, and other third party interests or rights;

(b) at the Closing, title to and beneficial ownership of the Special Preferred Shares shall pass to the Company; and

B-1

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) as consideration for such transfer by Shareholder, at the Closing, the Company shall issue 1,679,186 shares of Series A-1 Preferred Stock (the “Exchange Shares”), having the rights, preferences, privileges and restrictions set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Charter”), to Shareholder, which number of shares of Series A-1 Preferred Stock shall equal 3.07% of the Company’s fully diluted capitalization (on an as-converted to common stock basis, including shares issuable upon exercise of outstanding warrants as of the date of this Agreement but excluding shares issuable upon conversion of outstanding convertible notes into shares of capital stock) as of the Closing.

1.2 Acknowledgement. Shareholder acknowledges and agrees that Shareholder is not entitled, now or in the future, whether pursuant to any option, warrant, contract, security, convertible instrument or other entitlement, to receive any additional shares of capital stock of the Company, or any interest payment, dividend or any other amount or distribution in connection with the share exchange contemplated by this Agreement.

2. CLOSING AND DELIVERY.

2.1 Acceptance and Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on concurrently with the execution of this Agreement, at the offices of the Company. At the Closing:

(a) Shareholder shall deliver to the Company:

(i) a duly signed assignment separate from certificate for all of its Special Preferred Shares in the form attached as Exhibit A hereto;

(ii) the original share certificates for all of its Special Preferred Shares or a statutory declaration as to the loss or accidental destruction of such certificates; and

(iii) such additional documents as may (in the reasonable judgment of the Company) be necessary or appropriate to effect the transfer of the Special Preferred Shares to the Company; and

(b) the Company shall issue the Exchange Shares to Shareholder, and it shall, as soon as reasonably practicable after the Closing, issue to Shareholder a certificate or certificates evidencing such Exchange Shares.

2.2 Additional Documents. Each of the Company and Shareholder shall take such further actions and execute such additional documents, certificates and instruments and take such other steps as shall be reasonably necessary or desirable to consummate more fully such exchange expeditiously, and shall take such actions as may be reasonably necessary or appropriate in furtherance of the agreements and covenants contained herein.

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3. SHAREHOLDER REPRESENTATIONS AND WARRANTIES. Shareholder represents and warrants to the Company as of the Closing as follows:

3.1 Authorization. Shareholder has full power and authority to enter into this Agreement, including the assignment separate from certificate in the form attached as Exhibit A required to be delivered by Shareholder (together, the “Transaction Documents”), and the Transaction Documents constitute Shareholder’s valid and legally binding obligations, enforceable against Shareholder in accordance with their respective terms.

3.2 Ownership. Shareholder is the legal and beneficial owner of the Special Preferred Shares and has good and valid title to such Special Preferred Shares, free and clear of all liens, encumbrances, restrictions or other interests in favor of, or claims made by, any third party, and there is no legal, administrative, regulatory or governmental proceeding or investigation (a “Proceeding”) pending, and no person or entity has threatened to commence any Proceeding that may have an adverse effect on Shareholder’s ability to comply with the Transaction Documents. The Special Preferred Shares being transferred to the Company hereunder constitute all of the Special Preferred Stock of the Company now held, or ever held, by Shareholder.

3.3 Fully-paid. Shareholder’s Special Preferred Shares are fully paid without any money owing in respect of them.

3.4 Purchase Entirely for Own Account. The Exchange Shares to be issued to Shareholder hereunder will be acquired for investment and for Shareholder’s own account and beneficial interest for investment and not for sale or with a view to distribution of such Exchange Shares or any part thereof. Shareholder has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Exchange Shares, and does not presently have reason to anticipate a change in such intention. Shareholder further represents that, other than as set out in this Agreement, Shareholder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares. Shareholder understands that the issuance of the Exchange Shares has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of Shareholder’s investment intent and the accuracy of Shareholder’s representations as expressed herein.

3.5 Disclosure of Information. Shareholder (a) acknowledges that Shareholder has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Exchange Shares, (b) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Exchange Shares and to obtain any additional information necessary to verify the accuracy of the information given Shareholder and (c) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of its investment in the Exchange Shares.

3.6 Ability to Bear Economic Risk. Shareholder acknowledges that investment in the Exchange Shares involves a high degree of risk, and represents that he or it is able, without materially impairing its financial condition, to hold the Exchange Shares for an indefinite period of time and to suffer a complete loss of its investment.

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3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Shareholder further agrees not to make any disposition of all or any portion of the Exchange Shares unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Shareholder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Shareholder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144 of the Securities Act, except in unusual circumstances.

3.8 Accredited Investor. Shareholder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

3.9 Legend. Shareholder acknowledges and understands that the certificate evidencing the Exchange Shares issued hereunder shall be imprinted with the following legend (in addition to any legend required under applicable state or foreign securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURSUANT TO REGULATION D OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED OTHER THAN (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION.”

4. “MARKET STAND-OFF” AGREEMENT. Shareholder hereby agrees that it shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any shares of Common Stock of the Company or other securities of the Company held by Shareholder (other than those included in the registration, if any), including the Exchange Shares (the “Restricted Securities”), during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act for its first firm commitment underwritten public offering of its Common Stock (the “Lock Up Period”) (or such longer period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). Shareholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters which are consistent with the foregoing or which are

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necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to Shareholder’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5. COVENANT OF THE COMPANY REGARDING NO “PAY TO PLAY”. The Company hereby covenants and agrees that the Exchange Shares issued hereunder shall not be subject to conversion to Common Stock of the Company without the consent of Shareholder where such conversion is pursuant to any provision in the Restated Certificate, as the same may be amended from time to time, or pursuant to any contractual arrangement, that, in any case, requires further investment by Shareholder in the Company’s equity or debt securities in order to avoid or lessen such involuntary conversion (commonly referred to as a “pay to play” provision). For the avoidance of doubt, the Exchange Shares shall be subject to any automatic or mandatory conversion provision in the Restated Certificate, as the same may be amended from time to time, that affects the simultaneous conversion of all outstanding shares of the applicable series or class of such Exchange Shares.

6. MISCELLANEOUS.

6.1 General Release. Shareholder hereby releases the Company (and any of its directors, officers, employees, agents, representatives, affiliates, successors and assigns) from any and all claims, actions, and proceedings against the Company (and any of its directors, officers, employees, agents, representatives, affiliates, successors and assigns) which such Shareholder has as of the Closing with respect to the Letter Agreement and the transactions contemplated thereby; provided, however, that the release set forth in this Section 6.1 shall not apply with respect to any obligations of the Company under this Agreement. Shareholder agrees to not bring, support or continue any such claim, action or proceeding against the Company (or any of its directors, officers, employees, agents, representatives, affiliates, successors and assigns). The Company (or any of its directors, officers, employees, agents, representatives, affiliates, successors and assigns) may produce this document as a complete bar to any such claim, action or proceeding. Shareholder has considered the possibility that such Shareholder may not now fully know the nature or value of the claims released pursuant to this Agreement. Nevertheless, Shareholder intends to assume the risk of releasing such unknown claims. TO THAT END, SHAREHOLDER, ON BEHALF OF ITSELF AND ANY OF ITS SUCCESSORS OR ASSIGNS (EACH, A “RELEASOR”), EXPRESSLY WAIVES SHAREHOLDER’S RIGHTS UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.”

Further, Shareholder, on behalf of Shareholder and each Releasor, also hereby waives the benefits of, and any rights such parties may have under, any statute or common law principle of similar effect in any jurisdiction.

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6.2 Survival of Warranties. Except as otherwise provided herein, the warranties, representations and covenants of Shareholder contained in or made pursuant to this Agreement shall survive the date of this Agreement.

6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties, provided, however, that the rights of Shareholder to exchange its Special Preferred Shares in exchange for Exchange Shares shall not be transferable or assignable without the prior written consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to the foregoing, no party to this Agreement may assign or transfer any of its rights, benefits or obligations under this Agreement.

6.4 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed in all respects by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Entire Agreement; Amendment. This Agreement (including any exhibits and instruments hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other prior written or oral agreements existing between the parties hereto, which shall be terminated and of no further force and effect. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and Shareholder. If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability but the other provisions shall remain in force.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.8 Taxes. Shareholder shall be responsible for any taxes imposed upon Shareholder as a result of the transactions contemplated by this Agreement, including any stamp, duty, transfer, or similar taxes.

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IN WITNESS WHEREOF, the parties hereto have executed this SHARE EXCHANGE AGREEMENT, effective as of the date first written above.

COMPANY:

VIRACTA THERAPEUTICS, INC.

By:	/s/ Ivor Royston
Name: Ivor Royston
Title: Chief Executive Officer

SHAREHOLDER:

TRUSTEES OF BOSTON UNIVERSITY

By	/s/ Martin J. Howard
Name: Martin J. Howard
Title: Treasurer

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Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby assigns and transfers unto Viracta Therapeutics, Inc. (the “Company”) 100 shares of Special Preferred Stock of the Company standing in the undersigned’s name on the books of the Company and hereby irrevocably constitutes and appoints the corporate Secretary of the Company, or his or her agents or designees, to transfer said stock on the books of the Company with full power of substitution in the premises.

TRUSTEES OF BOSTON UNIVERSITY

Date: Aug 22, 2018	By:	/s/ Martin J. Howard
Name: Martin J. Howard
Title: Treasurer

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